EXHIBIT 10.6

CONSULTING AGREEMENT

This CONSULTING AGREEMENT the "Agreement-) dated May 18, 2010, 2010 (the "Effective Date"), is entered into by and between Seafarer Exploration Corp. and its subsidiaries and affiliates (collectively referred to herein as "Seafarer" or the "Company") with its chief executive offices located at 14497 North Dale Mabry Highway, Suite 209-N, Tampa, Florida. 33618 and Frank Heidel ("Heider). with a mailing address of 2049 Carriage Lane, Clearwater, FL 33765

WHEREAS, Heidel desires to assist Seafarer with its shipwreck exploration and recovery operations and Seafarer desires that Heidel assist with its operations.

Now. Therefore. in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, Seafarer and Heide' hereby agree as follows:

1.
Term. The term ("Term-) of this Agreement shall commence on the Effective Date and be in full force and effect until November 18. 2010 (the "Termination Date-) unless terminated according to Paragraph 14.

2.
Services. Heidel will assist Seafarer with its exploration and recovery operations as a non-diver Operations Management Consultant. Specifically, Heidel will review daily and weekly operating plans. assist in overseeing Seafarer's operations, review and record potential artifact locations and coordinates and perform other services as requested (the "Services"). Heidel will report directly to the CEO of Seafarer in connection with the performance of the services. This Agreement shall not render Heidel an employee. partner: agent of, or joint venture partner with Seafarer for any purpose. Seafarer shall not be responsible for withholding taxes with respect to Ueidel's compensation hereunder and Heidel will he solely responsible for any and all local. state and/or federal tax obligations. Heidel agrees to hold Seafarer harmless for any expenses, liabilities or obligations of any type concerning taxes or insurance. Heidel shall have no claim against Seafarer hereunder or otherwise for vacation pay. sick leave, retirement benefits. social security, worker's compensation. health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. In his capacity as an independent contractor. Heidel, will exclusively control and direct his own time and choose which days and specific hours that he performs Services for Seafarer and he has the sole right to control and direct the means, manner. and method by which he renders the Services to Seafarer. Heidel acknowledges that he has never been an employee of Seafarer and Heidel also specifically acknowledges that he has provided services to Seafarer on an independent contractor basis at all times during his relationship with Seafarer. including prior to the Effective Date of this Agreement.

3.
 Consideration. In consideration of the performance of the Services, Seafarer agrees to issue 2,000,000 shares of restricted common stock (the "Shares") to Heidel. The Shares will vest according to the following schedule:

a)       400,000 upon execution of this Agreement:

b)       400,000 on July 1, 2010;

c)       400,000 on August 1, 2010;

d)       400,000 on September 1, 2010

e)       200,000 on October 1, 2010; and

f)        200,000 on November 1, 2010.

The Shares will he issued upon the execution of this Agreement. In the event that this Agreement is terminated for any reason prior to the Termination Date Heide! agrees to return to Seafarer for cancellation any portion of the Shares that have not vested.

4.
Compliance with Archeological Guidelines. Heidel has been provided with a copy of Florida Archeological Guidelines. Heide! agrees to comply with the Florida Archeological Guidelines at all times while he is performing the Services_

5.
Compliance with Environmental Permits. Heidel acknowledges that Seafarer is required to adhere to the conditions contained in various environmental permits. Heidel acknowledges that he has been provided with a copy of both of these permits. Heidel agrees that he will become familiar with the conditions of the permits described above and will abide by all of the conditions contained in the permits while performing the Services. Heidel further agrees to proceed using good judgment and extreme caution while performing the Services so as to not cause any environmental harm and to avoid any injury to all reefs, reef-like structures, turtles. turtle nests, manatees, sea grasses, etc. Heide! acknowledges that the liability for any damage done to the environment arising from his actions will be the sole responsibility of Heidel and not that of Seafarer.

6.
Expenses. Seafarer shall reimburse Heidel for all approved reasonable out-or-pocket expenses incurred in connection with the performance of the Services. Out-of-pocket expenses may include travel (including meals. gas, mileage. and lodging), cellular telephone, presentation materials, miscellaneous fees, etc. The Company must approve all reimbursable expenses in advance in writing.

7.	Insurance. Heidel warrants and represents that he will provide his own insurance to cover claims of injury or death to himself or any other person or property while he is performini.i. the Services.

8.
Ownership of Media Rights. Heide! agrees that all ancillary media rights, including but not limited to: publicity. movies, video, television, literary, and replica rights with respect to the discovery of any items by the Company are exclusively Ihe property of Seafarer.

9.
Non-Circumvention. Ileidel agrees that all third parties introduced to him by Seafarer represent significant efforts and working relationships that are unique to. and part of. the work product and intellectual capital of Seafarer. Therefore, without the prior specific written consent of Seafarer, Heidel agrees to refrain fiom conducting direct or indirect business dealings of any kind with any third party so introduced by Seafarer. with the exception of third parties with which Ileidel has previously had a formal business relationship, for a period of three (3) years from Effective Date of this Agreement.

l0.	Confidentiality and Non-Disclosure.

a)
Heidel acknowledges that Seafarer is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFRX. Heide has received or may receive in the future material non-public information from Seafarer. Heide€ agrees that he will hold in strict confidence and not disclose to any third (3'4) parties any material non-public information received from Seafarer, except as approved in writing by the CEO of Seafarer. Heidel additionally agrees that he will use the non-public information that it receives from Seafarer for lawful purposes only.

b)
Heidel shall treat as confidential and will not ever disclose under any circumstances to any third (3"r) party any information that he becomes aware of during his business relationship with Seafarer pertaining to but not limited to any and all of Seafarer's financial information, bank account information, access codes, investors. shareholder lists. shipwreck site(s), treasure maps. proprietary data, intellectual properties, agreements, capabilities, specifications, business strategies, information regarding existing and future technical, business and marketing plans and product strategies, passwords, and the identity of actual and potential customers and suppliers (hereinafter collectively referred to as "Confidential Information-). Confidential Information may be written, email, hard copies of documents. oral. recorded. or contained on tape or on other electronic or mechanical media.

c)
Heide! represents and warrants that lie will not disclose any Confidential Information  third  whatsoever to any (3rd ) party. Heidel will be deemed to have been in a fiduciary relationship of confidence with respect to the Confidential Information disclosed to its by Seafarer, and Ileidel shall hold the Confidential Information in strict confidence and will never disclose such Confidential Information to any third (3'd) party or to use it for any purpose other than as specifically authorized by Seafarer in writing.

d)	No copies of the Confidential Information shall he retained by Ileidel.

e)	Seafarer shall be deemed to he the owner of all Confidential Information.

f)
Heidel specifically acknowledges that the unauthorized disclosure, use or disposition of such Confidential Information by any third part} could cause irreparable harm and significant injury to Seafarer's business, which may be difficult to ascertain. Accordingly, in the event of any breach by Heidel of this Agreement involving confidentiality then I leidel shall immediately be in violation of this Agreement and shall be liable for an immediate imposition of an injunction against him. in addition to any other remedies that may be available to Seafarer at law or in equity.

g)
Heidel shall indemnify and hold Seafarer completely harmless against anyand all liability. actions, claims, demands, liens. losses, damages. judgments and expenses, including reasonable attorneys' fees that may arise From the unauthorized disclosure or use of Confidential Information by Heide,.

11.
Voluntary Assumption of Risk. Heidel acknowledges that the Services that he is required to perform under this Agreement include inherent dangers, including the risk of serious bodily injury and/or death. Heidel understands. assumes and accepts all risks associated with the performance of the Services and hereby releases Seafarer from any liability whatsoever related to the performance of the Services.

12.
General Release and Waiver of Claims by Heidel. Heidel does hereby remise, release, and tbrever discharge Seafarer. Seafarer's agents, officers, directors. consultants, advisors. affiliates, employees, assigns. administrators, controlling persons and personal representatives, of and from all. and all manner of, actions, causes of action, suits, proceedings. debts, dues, contracts, judgments, damages, claims. and demands whatsoever in law or equity, which Heidel ever had. now has, or which Heiders heirs. executors, administrators or personal representatives hereafter can. shall, or may have for or by reason of any matter, cause, or thing whatsoever arising out of this Agreement: or in any way arising out of the performance of the Services by Heidel.

13.	Construction of Agreement. The parties hereto agree that in construing the terms of this Agreement, it shall be construed as if prepared by an independent third party.

14.
Termination. Seafarer may terminate this Agreement at any time by providing written notice to Heider Heidel may terminate this Agreement at any time by providing written notice to Seafarer. Upon termination of this Agreement, the provisions of this Agreement which by their nature have continuing effect shall survive in effect and continue in effect and shall inure to the benefit of and he binding upon the parties, their legal representatives, successors, heirs and assigns.

15.
Assignment. Heide' may not transfer, assign. encumber or convey this agreement to any third (3"1) party without the prior written consent of Seafarer. Seafarer may assign this agreement, in its sole discretion, to any other party.

16.
Authority. Heidel shall not have any right. power, or authority to create any obligation, express or implied, or make any representations on behalf of Seafarer except as Heidel may be expressly authorized by Seafarer in advance in a writing by Seafarer and then only to the extent of such authorization.

17.
Independent Contractor. This Agreement shall not render Heidel an employee. partner, agent of, or joint venture partner with Seafarer for any purpose. Seafarer shall not be responsible for withholding taxes with respect to 1-Heide-1's compensation hereunder and Heidel will be solely responsible for any and all local. state andior .federal tax obligations. Heidel agrees to hold Seafarer harmless far any expenses, liabilities or obligations of any type concerning taxes or insurance. Heidel shall have no claim against Seafarer hereunder or otherwise for vacation pay. sick leave, retirement benefits, social security, worker's compensation, health or disability benefits. unemployment insurance benefits. or employee benefits of any kind. In his capacity as an independent contractor, Heide!, will exclusively control and direct his own time and choose which days and specific hours that he performs Services for Seafarer and he has the sole right to control and direct the means, manner, and method by which he renders the Services to Seafarer. Heide! acknowledges that he has never been an employee of Seafarer and Heidel also specifically acknowledges that he has provided services to Seafarer on an independent contractor basis at all times during his relationship with Seafarer. including prior to the Effective Date of this Agreement.

18.
Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person at the address of such Party set ibrth above or to such other address, as the Party shall have furnished in writing to the other Party.

19.
No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed.as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that -term of any other term of this Agreement.

20.
Partial invalidity. If any portion of this Agreement shall be held invalid or void, the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

21.	Headings. The headings used in this Agreement are for reference purposes only and shall not be deemed a substantive part of this Agreement.

22.
Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will he in Hillsborough County, Tampa, Florida.

23.
Advice of Counsel. Each Party Acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

24.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions he waived, unless agreed to in writing by the parties.

Agreed to and Accepted;

Seafarer Exploration Corp.

By: /s/ Kyle Kennedy
Kyle Kennedy
Title: Chief Executive Officer

Frank. Heidel

By: /s/ Frank Heidet
Frank Heidet